Exhibit A

ANCORA TRUST

DISTRIBUTION AND SHAREHOLDER SERVICING FEES

Subject to the limitations imposed by Section 4 of the Plan and Rule 2830 of the NASD’s Conduct Rules, the current level of fees payable to the Distributor pursuant to Sections 2 and 3 of the Plan are set forth below for the following Funds:

Distribution Fee
Fund	Class C Shares	Class I Shares	Class S Shares
Ancora Income Fund	Twenty-Five basis points (0.25%)	None	None
Ancora Equity Fund	Fifty basis points (0.50%)	None	None
Ancora Thelen Small-Mid Cap Fund	Fifty basis points (0.50%)	None	None
Ancora Microcap Fund	Fifty basis points (0.50%)	None	None
Ancora Special Opportunity Fund	Fifty basis points (0.50%)	None	None

Shareholder Service Fee
Fund	Class C Shares	Class I Shares	Class S Shares
Ancora Income Fund	Twenty-Five basis points (0.25%)	None	None
Ancora Equity Fund	Twenty-Five basis points (0.25%)	None	None
Ancora Thelen Small-Mid Cap Fund	Twenty-Five basis points (0.25%)	None	None
Ancora Microcap Fund	Twenty-Five basis points (0.25%)	None	None
Ancora Special Opportunity Fund	Twenty-Five basis points (0.25%)	None	None

Calculation of Fees
Distribution and Shareholder Service fees are based on a percentage of the Funds’ average daily net assets attributable to shares of each listed class of each Fund.

Dated:  August __, 2014